Exhibit 10.23

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of February 1, 2020, by and between ARE-SD REGION NO. 44, LLC, a Delaware limited liability company (“Landlord”), and ARCTURUS THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant are now parties to that certain Lease dated as of October 4, 2017 (the “Lease”).  Pursuant to the Lease, Tenant leases certain premises consisting of approximately 24,705 rentable square feet of space (the “Premises”) in a building located at 10628 Science Center Drive, La Jolla, California (“Building”).  The Premises are more particularly described in the Lease.  Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.

Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, provide for Tenant to lease additional space on a temporary basis consisting of approximately 11,749 rentable square feet in that certain Building at the Project known as 10578 Science Center Drive, San Diego, California (the “10578 Building”), as shown on Exhibit A attached to this First Amendment.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Temporary Premises.  Commencing on March 1, 2020 (“Temporary Premises Commencement Date”), and continuing until February 28, 2021 (“Temporary Premises Term”), Landlord shall lease to Tenant and Tenant shall lease from Landlord that portion of the 10578 Building, containing approximately 11,749 rentable square feet, as shown on Exhibit A attached to this First Amendment (the “Temporary Premises”).  Tenant acknowledges and agrees that all of the terms and conditions of the Lease shall apply to the leasing of the Temporary Premises as if the Temporary Premises were the Premises, except that: (a) the term of the lease with respect to the Temporary Premises shall be as set forth in the first sentence of this Section 1; (b) commencing on the Temporary Premises Commencement Date, Tenant shall be required to pay Base Rent to Landlord on the first day of each month of the Temporary Premises Term in the amount of $60.00 per rentable square foot of the Temporary Premises per year on a triple net basis (which amount shall not be subject to adjustment during the Temporary Premises Term), (c) commencing on the Temporary Premises Commencement Date, Tenant shall pay Tenant’s Share of Operating Expenses with respect to the 10578 Building with respect to the Temporary Premises (which shall be equal to 7.99%) and separately metered Utilities provided to the Temporary Premises, (d) commencing on the Temporary Premises Commencement Date, Tenant shall pay the Amenities Fee with respect to the Temporary Premises at the same rate that Tenant is then paying with respect to the Premises, as may be adjusted pursuant to Section 42(b) of the Lease, (e) Landlord shall not be required to make any improvements to the Temporary Premises and Tenant shall accept the Temporary Premises in its “as is” condition; (f) subject to the terms and conditions of Section 10 of the Lease, Tenant shall have the right during the Temporary Premises Term, in common with other tenants and occupants of the Project, to use 2.5 parking spaces per 1,000 rentable square feet of the Temporary Premises, which parking spaces shall be located in those areas designated for non-reserved parking, (g) Tenant shall have the exclusive use of 100% of the control area in the 10578 Building designated on Exhibit C attached to this First Amendment, which control area Landlord and Tenant acknowledge and agree is located within the Premises, (h) notwithstanding anything to the contrary contained in

Section 12 of the Lease, Tenant shall have no right to construct any Alterations or improvements in the Temporary Premises, and (i) interior signs on doors and the directory tablet of the 10578 Building shall be inscribed, painted or affixed for Tenant by Landlord at the sole cost and expense of Tenant, and shall be of a size, color and type acceptable to Landlord, but Tenant shall have no rights to monument signage or building signage in connection with the Temporary Premises.  Tenant acknowledges that Tenant shall be responsible for obtaining all licenses required for Tenant’s occupancy of the Temporary Premises including, without limitation, any Hazardous Materials-related licenses and for delivering a Surrender Plan as provided for in the Lease with respect to the Temporary Premises at the expiration or earlier termination of the Temporary Premises Term.

During the Temporary Premises Term, Tenant shall have the right to use the furniture, fixtures and equipment belonging to Landlord described on Exhibit B attached to this First Amendment and located within the Temporary Premises on the Temporary Premises Commencement Date (“Landlord’s Furniture”).  Tenant shall have no right to remove any of Landlord’s Furniture from the Temporary Premises without Landlord’s prior written consent and Landlord’s Furniture shall be returned to Landlord at the expiration or earlier termination of the Term in substantially the same condition as received by Tenant, except for ordinary wear and tear and casualty.  Landlord represents to Tenant that Landlord owns Landlord’s Furniture reflected on Exhibit B as of date of this First Amendment free and clear of any third party liens or claims.

Landlord and Tenant acknowledge and agree that (x) Tenant occupied the Temporary Premises immediately preceding the Temporary Premises Commencement Date pursuant to a License Agreement between Landlord and Tenant dated of even date herewith (the “License Agreement”), (y) Tenant made certain Approved Alterations (as defined in the License Agreement) to the Temporary Premises while it occupied the Temporary Premises under the License Agreement, and (z) to the extent that the Approved Alterations were not completed by Tenant during the Term (as defined in the License Agreement) of the License Agreement, Tenant shall have the right to continue to construct and complete the Approved Alterations during the initial 30 days of the Temporary Premises Term.  Tenant shall have the right to make additional Alterations in the Temporary Premises pursuant to and in accordance with the terms and conditions of Section 12 of the Lease; provided, however, that, prior to the expiration of the Temporary Premises Term, Tenant shall, at Tenant’s sole cost and expense, remove the Approved Alterations and any and all additional Alterations constructed in the Temporary Premises during the Temporary Premises Term (or the Extended Temporary Premises Term (as defined below), and restore the Temporary Premises to its condition as of the Commencement Date (as defined in the License Agreement) of the License Agreement.

2.

Extension of Temporary Premises Term.  Notwithstanding anything to the contrary contained herein, so long as Tenant is not then in Default under the Lease, Tenant shall have the one time right to extend the Temporary Premises Term for a period of 12 months (the “Extended Temporary Premises Term”), to be exercised on or before December 1, 2020, on the same terms and conditions as set forth in this First Amendment, except that the Base Rent payable with respect to the Temporary Premises, as set forth in the first paragraph of Section 1 above, shall be increased by 3% commencing on the commencement date of the Extended Temporary Premises Term.  Tenant shall have the right to terminate the Extended Temporary Premises Term prior to February 28, 2022, so long as Tenant delivers to Landlord a written notice of its election to exercise such termination right no less than 90 days in advance of such early termination and specifying the date of such early termination (the “Early Temporary Premises Termination Date”).  If Tenant elects to exercise its early termination right pursuant to the immediately preceding sentence, Tenant shall vacate the Temporary Premises and deliver possession thereof to Landlord in the condition required by the terms of the Lease on or before the Early Temporary Premises Termination Date, and Tenant shall have no further obligations under the Lease with respect to the Temporary Premises after the Early Temporary Premises Termination Date, except for those accruing prior to the Early Temporary Premises Termination Date and those which, pursuant to the terms of the Lease, survive the expiration or early termination of the Lease.

3.

Hazardous Materials List.  Landlord and Tenant acknowledge and agree that Tenant delivered to Landlord a Hazardous Materials List, as required pursuant to Section 30(b) of the Lease, with respect to Tenant’s use of the Temporary Premises, prior to the date of this First Amendment.

4.

Brokers.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this First Amendment and that no Broker brought about this transaction, other than Cushman & Wakefield and CBRE.  Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker, other than Cushman & Wakefield and CBRE, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this First Amendment.

5.

OFAC.  Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

6.	Miscellaneous.

a.This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.This First Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective their respective successors and assigns.

c.This First Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  Electronic signatures shall be deemed original signatures for purposes of this First Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d.Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment.  In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease the provisions of this First Amendment shall prevail.  Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

[Signatures are on the next page]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

TENANT:

ARCTURUS THERAPEUTICS, INC.,

a Delaware corporation

By:

Its:

LANDLORD:

ARE-SD REGION NO. 44, LLC,

a Delaware limited liability company

By:ALEXANDRIA REAL ESTATE EQUITIES, L.P.,

a Delaware limited partnership,

managing member

By:ARE-QRS CORP.,

a Maryland corporation,

general partner

By:

Its:

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